                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                       Contact:   Kos Pharmaceuticals, Inc.
---------------------                                  Constance Bienfait
                                                       Executive Director
                                                       Corporate Communications
                                                       (305) 523-3658


                      KOS PHARMACEUTICALS, INC. ANNOUNCES
                           PRICING OF EQUITY OFFERING


       MIAMI, FL, November 20, 2003 - Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced the pricing of an offering of 5,000,000 shares of its common stock at $44.25 per share. As previously announced, 3,750,000 shares in the offering were offered by Kos, and 1,250,000 of the shares were offered by a selling shareholder. In addition, the underwriters have an option to purchase, at the offering price, up to an additional 650,000 shares from Kos and 100,000 shares from another selling shareholder. The offering is scheduled to be completed on November 25, 2003, subject to customary closing conditions. Net proceeds to the Company from the sale of 3,750,000 shares are expected to be approximately $157 million and are to be used principally to acquire or in-license complementary products and/or for other strategic objectives and general corporate purposes. Kos will not receive any proceeds from the sale of shares by the selling shareholder.

       Goldman, Sachs & Co. is acting as sole book-running manager for the offering with Banc of America Securities LLC acting as co-lead manager and SG Cowen Securities Corporation, Deutsche Bank Securities Inc., and SunTrust Robinson Humphrey acting as co-managers.

       Registration statements relating to these securities were filed with and have been declared effective by the U.S. Securities and Exchange Commission. The offering will be made pursuant to a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

       Information about this offering is available in the prospectus supplement and prospectus relating to this offering and may be obtained from Goldman, Sachs & Co., Prospectus Department at 85 Broad St., New York, N.Y. 10004, 212-902-1171 or by faxing requests to (212) 902-3000.

       Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company's principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan(r) and Advicor(r) for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration.

       A more detailed discussion of risks attendant to the forward-looking statements included in this press release is set forth in the "Forward-Looking
Information: Certain Cautionary Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and in other reports already filed with the SEC, and in the "Risk Factors" section of the registration statements referenced herein.


                                      ###